Exhibit 99.1

JOINT FILING AND SOLICITATION AGREEMENT

WHEREAS, certain of the undersigned are shareholders, direct or beneficial, of Birner Dental Management Services, Inc., a Colorado corporation (the “Company”);

WHEREAS,  Digirad Corporation, a Delaware corporation (“Digirad”), Mark A. Birner, DDS, Lee Schlessman, Elizabeth Genty, Gregory G. Fulton, John M. Climaco, James C. Elbaor, Charles M. Gillman, Barry A. Igdaloff, Lee D. Keddie and Benjamin E. Large wish to form a group for the purpose of seeking representation on the Board of Directors of the Company (the “Board”) at the 2017 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2017 Annual Meeting”), for soliciting shareholder support for any proposal submitted by any member of the Group (as defined below and for the purpose of taking all other action necessary to achieve the foregoing.

NOW, IT IS AGREED, this 8th day of March 2017 by the parties hereto:

1.           In accordance with Rule 13d-1(k)(1)(iii) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), each of the undersigned (collectively, the “Group”) agrees to the joint filing on behalf of each of them of statements on Schedule 13D, and any amendments thereto, with respect to the securities of the Company.  Each member of the Group shall be responsible for the accuracy and completeness of his/its own disclosure therein, and is not responsible for the accuracy and completeness of the information concerning the other members, unless such member knows or has reason to know that such information is inaccurate.

2.           So long as this agreement is in effect, each of the undersigned shall provide written notice to Olshan Frome Wolosky LLP (“Olshan”) of (i) any of their purchases or sales of securities of the Company; or (ii) any securities of the Company over which they acquire or dispose of beneficial ownership. Such notice shall be provided within 24 hours of each transaction.

3.           Each of the undersigned agrees to form the Group for the purpose of (i) soliciting proxies or written consents for the election of the persons nominated by the Group to the Board at the 2017 Annual Meeting (the “Nominees”), (ii) soliciting proxies or written consents for the proposals submitted  by the Group at the 2017 Annual Meeting, (iii) taking such other actions as the parties deem advisable and (iv) taking all other action necessary or advisable to achieve the foregoing.

4.           If elected to the Board, the Nominees, subject to their fiduciary duties as directors, will work to cause the Board to (a) call a special meeting of shareholders to vote on amendments to the Company’s articles of incorporation and/or bylaws to (x) provide shareholders the right to call a special meeting of shareholders without being obligated to pay a fee to call such meeting and (y) require the approval of the holders of a majority of the outstanding shares of the Company held by non-interested shareholders prior to the Company’s issuance of any equity securities to the Company’s officers, directors, their affiliates or associates (other than pursuant to shareholder-approved equity compensation/incentive plans for the Company’s management and Board members), and (b) nominate Mark A. Birner and Gregory G. Fulton as candidates for election to the Board at the 2018 annual meeting of shareholders of the Company (including any other meeting of shareholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof, the “2018 Annual Meeting”).

5.           Digirad shall have the right to pre-approve all expenses incurred in connection with the Group’s activities and agrees to pay directly all such pre-approved expenses, including but not limited to Olshan’s fees and expenses.

6.           Each of the undersigned agrees that any SEC filing, press release or shareholder communication proposed to be made or issued by the Group or any member of the Group in connection with the Group’s activities set forth in Section 3 shall be first approved by the Digirad, or its representatives, which approval shall not be unreasonably withheld.

7.           The relationship of the parties hereto shall be limited to carrying on the business of the Group in accordance with the terms of this Agreement.  Such relationship shall be construed and deemed to be for the sole and limited purpose of carrying on such business as described herein.  Nothing herein shall be construed to authorize any party to act as an agent for any other party, or to create a joint venture or partnership, or to constitute an indemnification.  Nothing herein shall restrict any party’s right to purchase or sell securities of the Company, as he/it deems appropriate, in his/its sole discretion, provided that all such sales are made in compliance with all applicable securities laws.

8.           This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall constitute but one and the same instrument, which may be sufficiently evidenced by one counterpart.

9.           In the event of any dispute arising out of the provisions of this Agreement or their investment in the Company, the parties hereto consent and submit to the exclusive jurisdiction of the Federal and State Courts in the State of New York.

10.           The parties’ rights and obligations under this agreement (other than the rights and obligations set forth in Section 5 and Section 9 which shall survive any termination of this agreement) shall terminate immediately after the conclusion of the activities set forth in Section 3 or as otherwise agreed to by the parties.  Notwithstanding the foregoing, any party hereto may terminate his/its obligations under this agreement on 24 hours’ written notice to all other parties, with a copy by fax to Adam W. Finerman at Olshan, Fax No. (212) 451-2222.

11.           Each party acknowledges that Olshan shall act as counsel for both the Group and Digirad and its affiliates relating to their investment in the Company and each party agrees that Olshan will prepare, file and/or issue all SEC filings, press releases or shareholder communications proposed to be made or issued by the Group.

12.           The terms and provisions of this agreement may not be modified, waived or amended without the written consent of each of the parties hereto.

13.           Each of the undersigned parties hereby agrees that this Agreement shall be filed as an exhibit to a Schedule 13D pursuant to Rule 13d-1(k)(1)(iii) under the Exchange Act.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

DIGIRAD CORPORATION

By:	/s/ Jeffry R. Keyes
	Name:	Jeffry R. Keyes
	Title:	Chief Financial Officer

/s/ Mark A. Birner, DDS
Mark A. Birner, DDS

/s/ Lee Schlessman
Lee Schlessman

/s/ Elizabeth Genty
Elizabeth Genty

/s/ John M. Climaco
John M. Climaco

/s/ James C. Elbaor
James C. Elbaor

/s/ Charles M. Gillman
Charles M. Gillman

/s/ Barry A. Igdaloff
Barry A. Igdaloff

/s/ Lee D. Keddie
Lee D. Keddie

/s/ Benjamin E. Large
Benjamin E. Large

/s/ Gregory G. Fulton
Gregory G. Fulton